Exhibit 99.1
4650 SW Macadam Avenue, Suite 400 • Portland, OR 97239 • Telephone (503) 946-4800
CONTACT: Dwight Weber, Director of Communications (503) 946-4855
Website: http://www.precast.com

PRECISION CASTPARTS CORP. REPORTS
THIRD QUARTER FISCAL 2013 EARNINGS

Third Quarter Fiscal 2013 Highlights
• Closed five acquisitions, including Timet and Synchronous
• EPS from continuing operations of $2.32 (diluted), including $0.08 of acquisition-related expenses
• Consolidated segment operating income margin of 25.5%

PORTLAND, Oregon - January 24, 2013 - Precision Castparts Corp. (NYSE:PCP) delivered solid top- and bottom-line performance in the third quarter of fiscal 2013, driven by strong Airframe Products commercial aerospace sales, steady Forged Products recovery from its press outages, continued growth in industrial gas turbine (IGT) sales, accelerating shipments of downhole casing for the oil & gas market, and further upside from recently closed acquisitions.

Third Quarter Fiscal 2013 Financial Highlights

Sales totaled $2.0 billion in the third quarter of fiscal 2013, growing 13 percent over sales of $1.8 billion in the same period last year. Consolidated segment operating income improved by 13 percent year over year, rising to $520.6 million, or 25.5 percent of sales, in the quarter (including the incorporation of several lower-margin businesses), versus consolidated segment operating income of $460.1 million, or 25.5 percent of sales, a year ago.  The Titanium Metals Corporation (Timet) acquisition, as well as other acquisition activity during the quarter, resulted in approximately $18 million, or $(0.08) per share (diluted), of higher corporate and financing expense in the third quarter. The corporate charges reduced net operating income by 0.4 percentage points. Net income from continuing operations (attributable to PCC) in the third quarter was $339.9 million, an increase of 10 percent over net income of $309.7 million in the third quarter of fiscal 2012.  In the quarter, the Company delivered earnings per share (EPS) from continuing operations (attributable to PCC) of $2.32 (diluted, based on 146.8 million shares outstanding), compared to $2.13 (diluted, based on 145.6 million shares outstanding) last year.

Third quarter fiscal 2013 results include the addition of a full quarter of RathGibson, Centra Industries, Klune, Progressive (Heroux-Devtek assets), Aerocraft Heat Treating, and Dickson Testing, as well as partial results from Texas Honing and Synchronous. Timet had an immaterial impact on the quarter's results. In addition, on a sequential basis, all three operating segments averaged three fewer manufacturing days due to holidays during the third quarter.

Including discontinued operations, Precision Castparts' net income (attributable to PCC) for the third quarter of fiscal 2013 totaled $338.0 million, or $2.30 per share (diluted).

Business Highlights

Investment Cast Products: Investment Cast Products grew year-over-year sales by 5 percent in the third quarter of fiscal 2013, increasing to $612.6 million from $582.1 million a year ago. The segment's aerospace OEM business continues to be aligned with current commercial aircraft production rates; future ramps in aircraft build schedules will serve as the catalyst for increased aerospace growth approximately six months in advance of these step-ups. On the power side, IGT sales grew more than 20 percent over the same quarter last year, driven by strong spares sales and solid OEM activity. The segment continued to deliver strong performance across its production facilities, delivering incremental margins in excess of 50 percent. Third quarter operating income of $209.2 million, or 34.1 percent of sales, marked an 8 percent improvement over operating income of $193.0 million, or 33.2 percent of sales, last year. Contractual material pass-through pricing for Investment Cast Products was relatively flat year over year.

Forged Products: Total sales for Forged Products in the third quarter increased by 9 percent, climbing to $833.2 million, versus sales of $768.0 million in the same period last year. This segment is driven by the same basic commercial aerospace dynamics as Investment Cast Products. The 29,000-ton forging press in Houston has returned to operation but, as anticipated, continues to produce sub-optimal runs to meet specific customer requirements, resulting in further inefficiencies from increased press set-ups, the use of outside services, and rerouting parts. The business still faces delinquencies on high pressure turbine discs of more than $30 million, which should be purged out of the system over the next two quarters. In the oil and gas market, Forged Products increased sales by more than 30 percent. The segment has established a solid production and shipping process for downhole casing, with deliveries steadily improving throughout the quarter and into fiscal 2014. The segment reported operating income of $173.8 million, or 20.9 percent of sales, in the third quarter, compared to operating income of $172.1 million, or 22.4 percent of sales, last year, due primarily to inefficiencies associated with meeting short-cycle customer demand on the 29,000-ton forging press and increased volume of downhole casing, which currently carries lower margins due to embedded learning curve costs. Contractual material pass-through pricing was relatively flat year over year, and selling prices of metal at the segment's three primary mills were approximately $11 million lower than a year ago.

Airframe Products: Airframe Products' third quarter sales showed a year-over-year improvement of 32 percent, accelerating to $597.4 million, compared to sales of $452.3 million in last fiscal year's third quarter.  The segment delivered strong organic growth in commercial aerospace with a 13 percent increase over last year, reflecting Airframe Products' solid position on all major large commercial aircraft platforms. The segment's core fastener production rates continue to ramp steadily, with effective leverage of these higher volumes, and the aerostructures businesses are showing solid gains in both sales and operating income. By driving productivity and machine utilization improvements, the base aerostructures operations are opening up significant untapped capacity, and the recent acquisitions are providing Airframe Products with new capabilities and capacity, all of which will benefit both the customers and the segment as higher volumes flow over these fixed assets. The segment's operating income increased by 43 percent in the third quarter to $180.1 million, or 30.1 percent of sales, versus $125.7 million, or 27.8 percent of sales last year, including the impact from the results of lower-margin acquisitions.

“Each of the segments had its own unique operational profile during the third quarter,” said Mark Donegan, chairman and chief executive officer of Precision Castparts Corp. “Investment Cast

Products, which is solidly positioned on all major commercial aircraft programs, is producing at the currently published production rates and continues to leverage this throughput very effectively. Future rate increases will drive this segment's growth, along with any acceleration in the commercial aftermarket and the IGT market. Airframe Products showed solid year-over-year aerospace growth, with strong leverage as critical aerospace fastener volumes continued to accelerate after an extended period of destocking. We are continuing to open up latent capacity in our base aerostructures businesses through improved productivity and machine utilization. In addition, our recent acquisitions bring us not only new capabilities but also production assets from which we will use the same operating models to extract even more capacity, enabling us to deliver greater value to customers and shareholders as volumes increase. Finally, Forged Products fought a tough uphill battle in the quarter to recover from the outage of one of its primary fixed assets during the first and second quarter. To support sub-optimal production runs, the Houston aerospace operations faced continued inefficiencies throughout the quarter and must still work through significant delinquencies before production moves at a more normalized rate. However, in the process, we lost no orders, and we are committed to keeping up with our customers' expectations. We are also now producing the large downhole casing orders in meaningful quantities, with these early shipments bearing the burden of initial development costs. These production rates will continue to accelerate into fiscal 2014, and interconnect pipe sales are beginning to improve as well.

“In addition to all the upside potential in our current operations, the acquisition of Timet will be a significant needle mover, a true accelerator for Precision Castparts on many different fronts,” Donegan said. “We successfully faced the challenge of getting approval from three independent regulatory agencies and closed the transaction only six weeks after the announcement of the acquisition. Now we are moving out on all fronts to extract value from Timet's worldwide operations. To begin with, we have multiple opportunities to improve existing Timet manufacturing operations, applying our manufacturing disciplines, driving out costs, and positioning those operations for improved sales. On top of that, the synergies of our two companies are remarkable: better vertical integration, increased revert availability and utilization, higher volumes across our forging assets, and additional market penetration, among others. At this point, we believe synergies of $80-100 million are well within reach over the first 24 to 36 months. The integration has already begun in full force, and the plans for future value creation are actively being rolled out throughout all of our manufacturing operations.”

At the end of the third quarter, cash was $483.3 million, with debt at $3.8 billion.
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Precision Castparts is hosting a conference call to discuss the above financial results today at 7:00 a.m. Pacific Time.

NOTE: The presentation charts are immediately available on the Company's web site: http://www.precast.com/investors/presentations

Individuals interested in monitoring the webcast should paste the following address into their browser for access to the live conference link:
http://w.on24.com/r.htm?e=401807&s=1&k=3CE08C4FD94B64AC6FB54576C29194FF

This link will provide both audio and video through the Internet connection. You may use the following link to check your computer system's compatibility any time prior to the call: http://webcast.premiereglobal.com/clients/premiere/help/help.html
For Webcast assistance, please dial (888) 569-3848 or (719) 785-6626.

Those interested in asking questions following the earnings presentation must dial in for audio access to (877) 857-6163, Access Code: 4248390. Dial *0 for technical assistance with dial-in access. In order to assure the conference begins in a timely manner, please dial in 10 to 15 minutes prior to the scheduled start time.

You may also gain access to the webcast through Precision Castparts Corp.'s corporate website: http://www.precast.com/investors/presentations/

Following the conference call, you may replay the conference by calling (888) 203-1112 or (719) 457-0820; the replay pass code is 4248390.

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Precision Castparts Corp. is a worldwide, diversified manufacturer of complex metal components and products. It serves the aerospace, power, and general industrial markets. PCC is the market leader in manufacturing large, complex structural investment castings, airfoil castings, forged components and highly engineered, critical fasteners for aerospace applications.  The Company is also the leading producer of airfoil castings for the industrial gas turbine market.  In addition, PCC manufactures extruded seamless pipe, fittings, forgings, and clad products for power generation and oil & gas applications; commercial and military airframe aerostructures; and metal alloys and other materials to the casting, forging, and other industries.
Information included within this press release describing the projected growth and future results and events constitutes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties, including but not limited to fluctuations in the aerospace, power generation, and general industrial cycles; the relative success of our entry into new markets; competitive pricing; the financial viability of our significant customers; the concentration of a substantial portion of our business with a relatively small number of key customers; the impact on the Company of customer or supplier labor disputes; demand, timing and market acceptance of new commercial and military programs, including the Boeing 787; the availability and cost of energy, raw materials, supplies, and insurance; the cost of pension and postretirement medical benefits; equipment failures; product liability claims; relations with our employees; our ability to manage our operating costs and to integrate acquired businesses in an effective manner, including the ability to realize expected synergies; misappropriation of our intellectual property rights; governmental regulations and environmental matters; risks associated with international operations and world economies; the relative stability of certain foreign currencies; the impact of adverse weather conditions or natural disasters; the availability and cost of financing; and implementation of new technologies and process improvements. Any forward-looking statements should be considered in light of these factors. We undertake no obligation to update any forward-looking information to reflect anticipated or unanticipated events or circumstances after the date of this document.
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Precision Castparts Corp.'s press releases are available on the Internet at GlobeNewswire's website - http://www.globenewswire.com or PCC's home page at http://www.precast.com. If you wish to be removed from this list, please reply to Unsubscribe@precastcorp.com.

PRECISION CASTPARTS CORP.
SUMMARY OF RESULTS1
(Unaudited; in millions, except per share data)

	Three Months Ended		Nine Months Ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Net sales	$2,043.2	$1,802.4	$5,939.7	$5,256.2
Costs and expenses:
Cost of goods sold	1,387.0	1,231.0	4,028.8	3,610.3
Selling and administrative expenses	135.6	111.3	376.8	327.5
Interest expense	11.9	3.9	18.2	10.0
Interest income	(1.6)	(1.6)	(4.8)	(5.3)
Total costs and expenses	1,532.9	1,344.6	4,419.0	3,942.5
Income before income tax expense and equity in earnings of unconsolidated affiliates	510.3	457.8	1,520.7	1,313.7
Income tax expense	(168.1)	(151.8)	(503.8)	(432.5)
Equity in earnings of unconsolidated affiliates	(1.8)	4.1	1.3	11.4
Net income from continuing operations	340.4	310.1	1,018.2	892.6
Net loss from discontinued operations	(1.9)	(2.4)	(4.5)	(3.4)
Net income	338.5	307.7	1,013.7	889.2
Net income attributable to noncontrolling interests	(0.5)	(0.4)	(1.3)	(1.2)
Net income attributable to Precision Castparts Corp. ("PCC")	$338.0	$307.3	$1,012.4	$888.0
Net income per common share attributable to PCC shareholders – basic:
Net income per share from continuing operations	$2.33	$2.14	$6.99	$6.19
Net loss per share from discontinued operations	(0.01)	(0.01)	(0.03)	(0.03)
Net income per share	$2.32	$2.13	$6.96	$6.16
Net income per common share attributable to PCC shareholders – diluted:
Net income per share from continuing operations	$2.32	$2.13	$6.94	$6.13
Net loss per share from discontinued operations	(0.02)	(0.02)	(0.03)	(0.02)
Net income per share	$2.30	$2.11	$6.91	$6.11
Weighted average common shares outstanding:
Basic	145.8	144.4	145.5	144.1
Diluted	146.8	145.6	146.5	145.4
	Three Months Ended		Nine Months Ended
	December 30, 2012	January 1, 2012	December 30, 2012	January 1, 2012
Sales by Segment
Investment Cast Products	$612.6	$582.1	$1,844.7	$1,724.2
Forged Products	833.2	768.0	2,447.9	2,321.7
Airframe Products	597.4	452.3	1,647.1	1,210.3
Total	$2,043.2	$1,802.4	$5,939.7	$5,256.2
Segment Operating Income (Loss)[2]
Investment Cast Products	$209.2	$193.0	$624.1	$570.0
Forged Products	173.8	172.1	524.2	492.2
Airframe Products	180.1	125.7	492.9	348.6
Corporate expense	(42.5)	(30.7)	(107.1)	(92.4)
Consolidated segment operating income	520.6	460.1	1,534.1	1,318.4
Interest expense	11.9	3.9	18.2	10.0
Interest income	(1.6)	(1.6)	(4.8)	(5.3)
Income before income tax expense and equity in earnings of unconsolidated affiliates	$510.3	$457.8	$1,520.7	$1,313.7

[1] Reported results for the three and nine months ended January 1, 2012 have been restated for discontinued operations.
[2] Operating income represents earnings before interest, income tax expense, and equity in earnings of unconsolidated affiliates.

PRECISION CASTPARTS CORP.
SELECTED BALANCE SHEET AND CASH FLOW STATISTICS
(Unaudited; in millions)

	December 30, 2012	April 1, 2012
Cash and Debt Balances
Cash	$483.3	$698.7
Total Debt	$3,825.7	$208.2
Total Equity	$9,890.5	$8,364.8
Total Debt, as % of Total Capitalization	27.9%	2.4%
Working Capital Items[1]
Receivables, Net	$1,408.7	$1,186.4
Inventories	3,049.8	1,815.3
Accounts Payable	802.4	713.7
Total	$3,656.1	$2,288.0

	Three Months Ended
	December 30, 2012	January 1, 2012
Selected Cash Flow Items[1]
Depreciation and Amortization	$52.6	$43.0
Capital Expenditures	$78.3	$37.2
Acquisitions of Businesses, Net of Cash Acquired	$3,107.5	$140.4

[1] Reported results exclude discontinued operations.